                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


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Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     [ ] Fee paid previously with preliminary materials.

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     (1) Amount previously paid:

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

                            [GENERAL DYNAMICS LOGO]

                                   NOTICE OF
                                 ANNUAL MEETING
                                      AND
                                PROXY STATEMENT
                                      2001

                            www.generaldynamics.com

[GENERAL DYNAMICS LOGO]

      March 30, 2001

      Dear Shareholder:

      You are cordially invited to our 2001 Annual Meeting of Shareholders to be held at the Westin Hotel, Providence, One West Exchange Street, Providence, Rhode Island, on Wednesday, May 2, 2001, beginning at 9:00 a.m. The principal items of business at the meeting will be the election of directors, the selection of independent auditors for the coming year, and the approval of additional shares for the Company's 1997 Incentive Compensation Plan. In addition, shareholders may bring matters before the meeting, as described in the accompanying Proxy Statement. Enclosed with the Proxy Statement are your proxy card and General Dynamics' 2000 Annual Report.

      Your vote is important. Please carefully consider the matters to be presented. We encourage you to complete and sign the accompanying proxy card and return it to us promptly in the envelope provided, or to use the telephone or internet voting systems, to ensure that your shares are represented at the meeting. Kindly indicate if you plan to attend the meeting so that we can send you an admission card.

                                          Sincerely yours,

                                          /s/ NICHOLAS D. CHABRAJA
                                          Nicholas D. Chabraja
                                          Chairman of the Board of Directors and
                                            Chief Executive Officer

3190 Fairview Park Drive
Falls Church, VA 22042-4523
Tel 703 876 3000
Fax 703 876 3125

                            [GENERAL DYNAMICS LOGO]

        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 2, 2001

The Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation (the "Company"), will be held at the Westin Hotel, Providence, One West Exchange Street, Providence, Rhode Island, on May 2, 2001, at 9:00 a.m., for the following purposes:

     1. To elect ten directors to hold office for one year, until their respective successors are elected and qualified.

     2. To consider and act upon a proposal to select Arthur Andersen LLP as independent auditors to audit the books, records, and accounts of the Company for 2001.

     3. To consider and act upon a proposal to set aside additional shares for the Incentive Compensation Plan.

     4. To consider and act upon the shareholder proposal appearing under the caption "Shareholder Proposal" in the accompanying Proxy Statement, if it is properly presented at the meeting.

     5. To transact all other business that may properly come before the meeting or any adjournment thereof.

We are enclosing a copy of the Company's 2000 Annual Report with this Notice and Proxy Statement.

The Board of Directors has fixed the close of business on March 8, 2001, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders. It is important that your shares be represented and voted at the meeting. Please complete, sign, and return your proxy card at your earliest convenience, or use our telephone or internet voting systems.

                                             By Order of the Board of Directors,

                                             /s/ DAVID SAVNER

Falls Church, Virginia, March 30, 2001       David A. Savner, Secretary

                            [GENERAL DYNAMICS LOGO]

                                PROXY STATEMENT

                                                                  March 30, 2001

The Board of Directors of GENERAL DYNAMICS CORPORATION, a Delaware corporation (the "Company"), is soliciting your proxy (the "Proxy") for use at the Annual Meeting of Shareholders to be held at 9:00 a.m. on May 2, 2001, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders, and the Proxy card are being forwarded to holders of the Company's common stock, par value $1.00 per share (the "Common Stock"), on or about March 30, 2001.

                               TABLE OF CONTENTS

Proposals Submitted for Vote................................    2
Questions and Answers Regarding Voting......................    4
Re-Election of the Board of Directors of the Company
  (Proposal 1)..............................................    6
       Biographical Information.............................    6
       Board Committees.....................................    8
       2000 Board Meetings..................................    9
       Director Compensation................................    9
Transactions Involving Directors and the Company............   10
Audit and Corporate Responsibility Committee Report.........   11
Compensation Committee Report on Executive Compensation.....   12
Executive Compensation......................................   15
       Principal Executive Officers of the Company..........   15
       Summary Compensation.................................   16
       Stock Awards -- The Incentive Compensation Plan......   17
       Retirement Plans.....................................   18
       Employment Agreements and Other Arrangements.........   21
Security Ownership of Management............................   22
Security Ownership of Certain Beneficial Owners.............   24
Selection of Independent Auditors (Proposal 2)..............   25
Approval of Additional Shares for the Incentive Compensation
  Plan (Proposal 3).........................................   25
Shareholder Proposal (Proposal 4)...........................   28
Other Information...........................................   31
       Additional Shareholder Matters.......................   31
       Section 16(a) Beneficial Ownership Reporting
        Compliance..........................................   31
       Shareholder Proposals for 2002 Annual Meeting of
        Shareholders........................................   31
       Annual Report on Form 10-K...........................   32
       Delivery of Documents to Shareholders Sharing an
        Address.............................................   32
Appendix A..................................................  A-1

                          PROPOSALS SUBMITTED FOR VOTE

PROPOSAL 1: RE-ELECTION OF DIRECTORS

NOMINEES. At the Annual Meeting, you will elect ten individuals to the Board of Directors. Each director will hold office until the next annual meeting and until his respective successor is elected and qualified. Nominees for re-election this year are Julius W. Becton, Jr., Nicholas D. Chabraja, James S. Crown, Lester Crown, Charles H. Goodman, George A. Joulwan, Paul G. Kaminski, James R. Mellor, Carl E. Mundy, Jr., and Carlisle A. H. Trost. See "Board of Directors of the Company -- Biographical Information" for biographical information about each director.

FAILURE TO SERVE. In the event that any nominee for director withdraws or for any reason is not able to serve as a director, the Company will vote your Proxy for the remainder of those nominated for director (except as otherwise indicated in your Proxy) and for any replacement nominee designated by the Nominating Committee of the Board of Directors.

VOTE REQUIRED. You may vote for or withhold your vote from the director nominees. Assuming a quorum is present, the affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting (in person or by proxy) and entitled to vote will be required for the election of directors. If you withhold your vote from one or more directors, it will have the effect of a vote against the director or directors that you indicate. If you do not instruct your broker how to vote your shares of Common Stock, he or she will be entitled to vote your shares for the election of all of the nominees.

Your Board of Directors unanimously recommends that you vote FOR all of the nominees listed above.

PROPOSAL 2: SELECTION OF INDEPENDENT AUDITORS

ARTHUR ANDERSEN LLP. The Board of Directors, on the recommendation of the Audit and Corporate Responsibility Committee, proposes that Arthur Andersen LLP be selected as the independent auditors to audit the books, records, and accounts of the Company for 2001.

VOTE REQUIRED. You may vote for, vote against, or abstain from voting on this matter. Assuming a quorum is present, we need the affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting (in person or by proxy) and entitled to vote in order to select Arthur Andersen LLP as the Company's independent auditors for 2001. If you abstain from voting for the independent auditors, it will have the effect of a vote against the independent auditors. If you do not instruct your broker how to vote your shares of Common Stock, he or she will be entitled to vote your shares for the selection of independent auditors.

Your Board of Directors unanimously recommends that you vote FOR Arthur Andersen LLP.

PROPOSAL 3: APPROVAL OF ADDITIONAL SHARES FOR THE INCENTIVE COMPENSATION PLAN

PROPOSAL. The Board of Directors proposes that the number of shares of Common Stock available for issuance under the 1997 Incentive Compensation Plan be increased by 10,000,000 shares.

VOTE REQUIRED. You may vote for, vote against, or abstain from voting on this matter. Assuming a quorum is present, we need the affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting (in person or by proxy) and entitled to vote in order to pass the proposal. If you hold shares through a broker and do not give specific voting instructions to the broker on how you wish to vote with regard to this proposal (a "broker non-vote"), the broker does not have authority to vote on this proposal. All abstentions and broker non-votes have the effect of a vote against the proposal.

Your Board of Directors unanimously recommends that you vote FOR the increase by 10,000,000 shares in the number of shares available for issuance under the 1997 Incentive Compensation Plan.

PROPOSAL 4: SHAREHOLDER PROPOSAL

PROPOSAL AND PROPONENTS. The Company has been advised by representatives of the Loretto Literary & Benevolent Institution, Loretto Motherhouse, Nerinx, Kentucky 40049, owners of 100 shares of Common Stock, that they intend to present to the Annual Meeting a proposal regarding the Company's development of ethical criteria for foreign military transfers. See "Shareholder Proposal" for the full text of the proposal and the Company's response.

VOTE REQUIRED. You may vote for, vote against, or abstain from voting on this matter. Assuming a quorum is present, the proponents will need the affirmative vote of the holders of the majority of the shares of Common Stock present at the Annual Meeting (in person or by proxy) and entitled to vote in order to pass the shareholder proposal. Your broker is not entitled to vote your shares of Common Stock with respect to the shareholder proposal other than as you indicate. All abstentions and broker non-votes have the effect of a vote against the shareholder proposal.

Your Board of Directors unanimously recommends that you vote AGAINST the shareholder proposal.

                     QUESTIONS AND ANSWERS REGARDING VOTING

WHO MAY VOTE AT THE ANNUAL MEETING? If you are a shareholder of Common Stock on the Record Date (as defined below), you will have one vote for each share of Common Stock that you hold on each matter that is presented for action at the Annual Meeting. If you have Common Stock that is registered in the name of a broker, your broker will forward your proxy materials and will vote your shares as you indicate. You may receive more than one Proxy card if your shares are registered in different names or are held in more than one account.

ON WHAT WILL I BE VOTING? You will be asked to vote on the four matters identified under the heading "Proposals Submitted for Vote." By execution of the Proxy card, or submission of your Proxy via the telephone or internet, you will also grant to Nicholas D. Chabraja, Michael J. Mancuso, and David A. Savner discretionary authority to vote your shares on any other proposals that may properly come before the Annual Meeting.

HOW DO I VOTE? Sign and date each Proxy card you receive and return it in the prepaid envelope or follow the enclosed instructions for telephonic or internet voting. The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures allow shareholders to submit their Proxies to vote their shares and to confirm that their instructions have been properly recorded.

You have the right to revoke your Proxy at any time before it is voted at the Annual Meeting, if you wish. In order to revoke the Proxy, you may give written notice of such revocation to the Secretary of the Company, deliver a subsequent duly executed proxy to the Company in the same manner in which you voted in the first instance, or vote in person at the Annual Meeting.

HOW WILL MY SHARES BE VOTED? All properly completed and unrevoked Proxies, which are received prior to the close of voting at the Annual Meeting, will be voted in accordance with the specifications made. If a properly executed, unrevoked written Proxy card does not specifically direct the voting of shares covered, the Proxy will be voted (i) FOR the election of all nominees for election as directors described in this Proxy Statement, (ii) FOR the selection of Arthur Andersen LLP as the Company's independent auditors, (iii) FOR the approval of additional shares to be set aside for the Incentive Compensation Plan, (iv) AGAINST the shareholder proposal described in this Proxy Statement, and (v) in accordance with the judgment of the persons named in the Proxy as to such other matters as may properly come before the Annual Meeting. Under the proxy rules of the New York Stock Exchange, if you hold shares through a broker and do not give specific voting instructions to the broker on how you wish to vote with regard to proposals 1 and 2 described in this Proxy Statement, then the broker may vote your shares at his or her discretion. However, if you do not give specific voting instructions to the broker on how you wish to vote with regard to proposals 3 or 4 described in this Proxy Statement, then a "broker non-vote" will result, which has the effect of a vote against these proposals. Since our By-Laws require an affirmative vote of the majority of shareholders present (whether by proxy or in person), an abstention or a broker non-vote has the effect of voting against the proposal being considered.

WHAT IS THE RECORD DATE AND WHAT CONSTITUTES A QUORUM? Your Board of Directors has selected the close of business on March 8, 2001, as the record date (the "Record Date") for determining the shareholders of record who are entitled to vote at the Annual Meeting. This means that all shareholders of record at the close of business on March 8, 2001, may vote their shares of Common Stock at the Annual Meeting. On the Record Date, the Company had issued and outstanding 200,368,867 shares of its Common Stock. The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the Record Date is considered a quorum for the transaction of business. If you submit a properly completed Proxy or if you appear at the Annual

Meeting to vote in person, your shares of Common Stock will be considered part of the quorum. Directions to withhold authority to vote for any director, abstentions, and broker non-votes will be counted as present to determine if a quorum for the transaction of business is present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Annual Meeting may be adjourned.

HOW WILL THE VOTES BE COUNTED? The shares are counted as indicated in the Proxies, or ballots in the case of shareholders who vote at the Annual Meeting. Directions to withhold authority and abstentions have the effect of a vote against the proposal being considered. Representatives of IVS Associates, Inc., will tabulate the vote at the Annual Meeting.

WHO IS SOLICITING MY PROXY? The Board of Directors of the Company is soliciting your Proxy. Proxies from all of the shareholders of the Company are being solicited by mail, telephone, telegraph, or in person, by directors, officers, and other employees of the Company. In addition, Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York, is soliciting brokerage firms, dealers, banks, voting trustees, and their nominees.

DOES THE COMPANY PAY ANYONE TO SOLICIT PROXIES? The Company will pay Innisfree $15,000 for soliciting proxies for the Annual Meeting and will reimburse brokerage firms, dealers, banks, voting trustees, their nominees, and other record holders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the Common Stock. Directors, officers, and other employees who participate in soliciting proxies will not receive any compensation from the Company for doing so, other than their usual compensation.

WHO MAY ATTEND THE ANNUAL MEETING? All holders of shares of Common Stock on the Record Date may attend the Annual Meeting. Please mark the appropriate box on your Proxy card (if you use the telephone or internet voting system, indicate your plans when prompted) to request an admission card.

              RE-ELECTION OF THE BOARD OF DIRECTORS OF THE COMPANY

                                  (PROPOSAL 1)

BIOGRAPHICAL INFORMATION

Below are the members of the Board of Directors of the Company standing for re-election at the Annual Meeting.


[PHOTO OF JULIUS W.        JULIUS W. BECTON, JR., 74, Director since 1997.
  BECTON, JR.]               Superintendent of the District of Columbia Public Schools
                             from November 1996 to May 1998. President of Prairie View
                             A&M University in Texas from 1989 to 1994. Retired in 1983 from the U.S. Army as Lieutenant General. Director of The
                             Wackenhut Corporation.

[PHOTO OF NICHOLAS D.      NICHOLAS D. CHABRAJA, 58, Director since 1994.
  CHABRAJA]                  Chairman and Chief Executive Officer since June 1, 1997.
                             Vice Chairman of the Company from December 1996 to May
                             1997. Executive Vice President from 1994 to December 1996.
                             Senior Vice President and General Counsel from 1993 to
                             1994. Director of Ceridian Corporation.

[PHOTO OF JAMES S. CROWN]  JAMES S. CROWN, 47, Director since 1987.
                             General Partner since 1985 of Henry Crown and Company (Not
                             Incorporated) (diversified investments). Director of Bank
                             One Corporation and Sara Lee Corporation.

[PHOTO OF LESTER CROWN]    LESTER CROWN, 75, Director since 1974.
                             President of Henry Crown and Company (diversified
                             investments) since 1973. Director of Maytag Corporation.


[PHOTO OF CHARLES H.       CHARLES H. GOODMAN, 67, Director since 1991.
  GOODMAN]                   Vice President since 1987 of Henry Crown and Company
                             (diversified investments). Vice President since 1973 of CC
                             Industries, Inc. (real estate, diversified manufacturing,
                             and cellular telephone systems). Director of Alltel
                             Corporation.

[PHOTO OF GEORGE A.        GEORGE A. JOULWAN, 61, Director since 1998.
  JOULWAN]                   Retired General, U.S. Army. Supreme Allied Commander,
                             Europe, from 1993 to 1997. Commander-in-Chief, Southern
                             Command from 1992 to 1993. Olin Professor, National
                             Security, U.S. Military Academy at West Point since August
                             1998. Senior Advisor, Global USA Inc. (consulting) from
                             January 1998 to October 1998.

[PHOTO OF PAUL G.          PAUL G. KAMINSKI, 58, Director since 1997.
  KAMINSKI]                  Under Secretary of U.S. Department of Defense for
                             Acquisition and Technology from 1994 to 1997. Chairman and
                             Chief Executive Officer of Technovation, Inc. (consulting)
                             since 1997. Senior Partner, Global Technology Partners,
                             LLC (investment banking) since 1998. Director of DynCorp,
                             Condor Systems, Inc., and Veridian Corporation.

[PHOTO OF JAMES R.         JAMES R. MELLOR, 70, Director since 1981.
  MELLOR]                    Chairman and Chief Executive Officer of the Company from
                             1994 to June 1997. President and Chief Executive Officer
                             of the Company from 1993 to 1994. President and Chief
                             Operating Officer of the Company from 1991 to 1993.
                             Director and Chairman of the Board of USEC Inc. (global
                             energy). Director of Bergen Brunswig Corporation, Computer
                             Sciences Corporation, and Net2Phone Inc.


[PHOTO OF CARL E. MUNDY,   CARL E. MUNDY, JR., 65, Director since 1998.
  JR.]                       Commandant of the U.S. Marine Corps from 1991 to 1995.
                             President and Chief Executive Officer of the World USO
                             from May 1996 to March 2000. Director of Schering-Plough
                             Corporation. Director or trustee of six investment
                             companies in the Nations Funds mutual fund complex.
                             Chairman of Marine Corps University Foundation.

[PHOTO OF CARLISLE A.H.    CARLISLE A. H. TROST, 70, Director since 1994.
  TROST]                     Chief of Naval Operations, U.S. Navy, from 1986 to 1990.
                             Director of GPU, Inc.

The Company's By-Laws specify that if a former Chief Executive Officer of the Company is to serve on the Board of Directors for more than one year following retirement, the reason for continuing as a member of the Board must be stated in the Proxy Statement. James Mellor, Chief Executive Officer of the Company from 1993 to June 1997, has served as a director since his retirement and is standing for re-election for an additional year. The Board believes Mr. Mellor continues to provide valuable service in his role as a director.

It is the Company's general policy, as reflected in its By-Laws, to not nominate individuals for election to its Board of Directors who have reached the age of
75. Notwithstanding this policy, the Board has unanimously requested that Lester Crown stand for re-election. The Board took this action in recognition of Lester Crown's and his family's significant ownership interest in the Company and the continued valuable counsel he provides to the Board. Lester Crown has agreed to serve as a director, if elected by the shareholders, but has elected not to serve as the chairman of any of the committees of the Board. Lester Crown is the father of James Crown and the cousin by marriage of Charles Goodman.

BOARD COMMITTEES

The Board of Directors has five standing committees, which are described below.

AUDIT AND CORPORATE RESPONSIBILITY COMMITTEE. The committee advises the Board of Directors on the scope of the annual audit by the independent auditors for the Company, the Company's internal audit program, and miscellaneous auditing matters. The committee monitors audit fees and expenses, including fees incurred for non-audit services. In addition to its audit responsibilities, the committee also monitors the policies, practices, and programs of the Company in relations with its vendors, customers, employees, shareholders, and the communities in which the operations of the Company are located. The Audit and Corporate Responsibility Committee held seven meetings during 2000. The Charter of the Audit and Corporate Responsibility Committee is attached hereto as Appendix A.

BENEFIT PLANS AND INVESTMENT COMMITTEE. The committee reviews and monitors the investment and safekeeping of the assets of all trusts established in connection with employee benefit plans of the Company and its subsidiaries. The Benefit Plans and Investment Committee held three meetings in 2000.

COMPENSATION COMMITTEE. The committee establishes and monitors overall compensation programs and policies for the Company. The committee monitors the selection and performance, as well as reviews and approves the compensation, of key executives. The Compensation Committee held three meetings in 2000.

INTERNATIONAL AND GOVERNMENT AFFAIRS COMMITTEE. The committee reviews the strategy and conduct of international activities for the Company with respect to both the operation of foreign subsidiaries and the sale for export of domestic products. The International and Government Affairs Committee held two meetings in 2000.

NOMINATING COMMITTEE. The committee recommends the director nominees proposed for election at the annual meeting of shareholders or to fill vacancies between annual meetings. The Nominating Committee held one meeting in 2000. The Nominating Committee will consider qualified nominees recommended by shareholders. If you want to recommend a person whom you consider qualified to serve on the Board of Directors of the Company, you may give notice to the Secretary of the Company in accordance with the requirements described in "Shareholder Proposals for 2002 Annual Meeting of Shareholders."

COMMITTEE MEMBERS. The year 2000 committee members for each of the five standing committees are set forth below, with the Chairman listed first:

       AUDIT AND
       CORPORATE             BENEFIT PLANS                             INTERNATIONAL AND
     RESPONSIBILITY          AND INVESTMENT         COMPENSATION       GOVERNMENT AFFAIRS        NOMINATING
     --------------       --------------------  --------------------  --------------------  --------------------
Julius W. Becton, Jr.     Charles H. Goodman    Carlisle A. H. Trost  George A. Joulwan     Lester Crown
                          Julius W. Becton,                                                 Julius W. Becton,
James S. Crown            Jr.                   James S. Crown        Lester Crown          Jr.
James R. Mellor           Paul G. Kaminski      Charles H. Goodman    James R. Mellor       Paul G. Kaminski
Carlisle A. H. Trost      Carl E. Mundy, Jr.    George A. Joulwan     Carl E. Mundy, Jr.    Carl E. Mundy, Jr.

2000 BOARD MEETINGS

During 2000, the Board of Directors of the Company held a total of nine meetings. In 2000, each incumbent director attended at least 75 percent of the meetings of the Board and of the Board committees on which he served. As a group, incumbent directors attended 97 percent of all Board and committee meetings held in 2000.

DIRECTOR COMPENSATION

The Company pays its directors an annual retainer of $40,000, payable quarterly, with the option of receiving all or part of the retainer in the form of Common Stock of the Corporation. Each director also receives an annual equity award of options to purchase Common Stock and shares of performance restricted Common Stock. The annual equity award is made in March of each year and is calculated to have a value of approximately $35,000 on the date of award. This award is allocated between non-qualified options and performance restricted stock in the same ratio as options and performance restricted stock allocated to participants in the Company's Incentive Compensation Plan. The performance feature is more fully described under "Approval of Additional Shares for the Incentive Compensation Plan -- Summary of 1997 Incentive Compensation Plan."

Chairmen of committees of the Board receive an annual retainer of $5,000, which is paid quarterly. The Company also pays a fee of $2,000 for attendance at each meeting of the Board of Directors, and a fee of $1,500 for attendance at each meeting of any committee of the Board of Directors on which the director serves. Commencing in 2001, a director is also compensated at the rate of $2,000 a day for attending strategic or financial planning conferences sponsored by the Company.

TRANSACTIONS INVOLVING DIRECTORS AND THE COMPANY

The Company entered into a consulting agreement with Technovation, Inc. ("Technovation"), the principal of which is Paul G. Kaminski (the "Technovation Agreement"). The Company has agreed to compensate Technovation for consulting services requested by the Company from time to time, including, among other matters, considering acquisitions or divestitures, restructuring or reengineering initiatives, developing technology strategy, and structuring international programs. Pursuant to the Technovation Agreement, the Company pays Technovation an annual fee of $200,000 for up to 40 business days of services to be provided by Mr. Kaminski. The services provided by and compensation paid to Technovation pursuant to the Technovation Agreement are in addition to the services Mr. Kaminski provides and the compensation he receives as a member of the Board of Directors of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Messrs. James Crown and Charles Goodman (members of the Compensation Committee) and Lester Crown, and/or members of the immediate families of Messrs. James Crown, Lester Crown, and Charles Goodman, have indirect interests in certain entities with which the Company has contractual arrangements: Freeman United Coal Mining Company, Crown Golf Properties, L.P., and Exchange Building Corporation. These arrangements are described below.

Freeman United Coal Mining Company, an indirect subsidiary of the Company, paid royalties under leases of coal lands to certain trusts (the class of potential beneficiaries of which includes James Crown and his immediate family and the immediate families of Lester Crown and Charles Goodman.) This arrangement was established in 1959, prior to the Company's acquisition of Freeman United Coal Mining Company and the Crown family acquiring an equity ownership interest in the Company and prior to Lester Crown, James Crown, and Charles Goodman holding positions on the Board of Directors. For 2000, these royalty payments totaled approximately $780,000.

Crown Golf Properties, L.P., provides golf course management services to the Company. The Company paid $165,600 during 2000 for these services. The Company believes the fees paid to Crown Golf are at or below the market rate for such services.

Exchange Building Corporation leases from an unrelated third party certain property, part of which it provides to Material Service Corporation as a site for barge transportation activity. Material Service Corporation is a subsidiary of the Company. Under a 1987 agreement, expiring in 2003, Exchange Building Corporation charges Material Service Corporation an amount approximately equal to Exchange Building's lease cost for such property. This arrangement enables Material Service Corporation to enjoy the benefit of lease rates in place since 1967. Material Service Corporation paid $175,626 in 2000.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.

The following Audit and Corporate Responsibility Committee Report, Compensation Committee Report on Executive Compensation, and five-year Historical Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

              AUDIT AND CORPORATE RESPONSIBILITY COMMITTEE REPORT

The Audit and Corporate Responsibility Committee of the Board (the "Committee") has furnished the following report.

The Committee is composed of four board members who are not employees of the Company. The current members of the Committee are Julius W. Becton, Jr. (Chairman), James S. Crown, James R. Mellor, and Carlisle A.H. Trost. All members of the Committee are "independent" as defined by the New York Stock Exchange's listing standards.

The Committee has reviewed and discussed with management the Company's audited consolidated financial statements as of and for the year ended December 31, 2000. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. In addition, the Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors' independence and the compatibility of non-audit services with the auditors' independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

This report is submitted by the Audit and Corporate Responsibility Committee.

                                            Julius W. Becton, Chairman
                                             James S. Crown
                                             James R. Mellor
March 7, 2001                                Carlisle A. H. Trost

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board (the "Compensation Committee") has furnished the following report on executive compensation.

MEMBERS OF THE COMPENSATION COMMITTEE

The Compensation Committee is composed of four board members who are not employees of the Company. The current members of the Compensation Committee are Carlisle A.H. Trost (Chairman), James S. Crown, Charles H. Goodman, and George
A. Joulwan. In addition, the Compensation Committee has a subcommittee (the "Subcommittee") that approves all awards made to the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively with the Chief Executive Officer, the "Named Executive Officers"). The Compensation Committee supervises all compensation matters not administered by the Subcommittee.

COMPENSATION PHILOSOPHY

The Compensation Committee designed the Company's compensation program to reward individual and collective performance and to create incentives for short-term performance and for the long-term benefit of the Company's business so as to align the interests of management with the interests of the shareholders.

COMPONENTS OF THE COMPENSATION PROGRAM

The compensation program includes three components: (i) a base salary, which is payable in cash; (ii) a bonus, which is payable in cash or stock or a combination of both; and (iii) a long-term, stock-based incentive award. The Compensation Committee sets the base salary for each executive at the prevailing market rates for persons holding similar office and with similar professional experience. The Compensation Committee calculates a bonus for each executive based on individual, business unit, and Company-wide performance for the prior year, as compared to performance goals which are set at the beginning of each year. Finally, the Compensation Committee designs a long-term stock-based incentive package for each executive in order to strengthen the mutual interest of the executive and the Company's shareholders.

PERFORMANCE GOALS

Each executive officer approves performance goals for the managers reporting to him or her. Senior management, as a group, establishes Company and business unit performance goals. These performance goals are then reviewed and adjusted, if appropriate, by the Board of Directors. Designed to contribute to shareholder value, these goals include orders, revenue, net earnings, free cash flow, return on equity, and re-engineering accomplishments. For 2000, the Company met or exceeded all of its stated financial and operating goals.

BASE SALARY AND BONUS

In awarding annual compensation to executive officers, the Compensation Committee reviews the base salaries, bonuses, and long-term incentives awarded by peer companies to their executive officers. Each year, the Compensation Committee reviews compensation surveys, produced by outside consultants, which include many of the companies within the Standard & Poor's Aerospace/Defense Index. The Compensation Committee generally sets base salaries for executive officers at the 50th percentile of market as shown in the compensation surveys. The Compensation Committee's philosophy is to predicate an individual's total cash compensation on the achievement of annual performance goals. Accordingly, an executive's bonus will reflect the achievement of goals established for the individual, his or her business unit, and the Company as a whole. Where all of these goals are exceeded, an executive's bonus will be set so that the executive's aggregate cash compensation will generally be at the 75th percentile for positions at the same level at comparable companies.

LONG-TERM COMPENSATION

The Compensation Committee intends this component to focus executives on achieving increased shareholder value for the Company on a long-term basis. Long-term compensation generally consists of stock options and performance restricted stock. Long-term compensation for each of the Company's executive officers is a multiple (greater or less than one) of the executive's total base salary and bonus based on industry compensation surveys of the ratio of long-term incentives to cash compensation awarded by peer companies to their executives. In general, the ratio of long-term compensation to cash compensation for the Company's executives is in the middle range of such ratios for peer companies.

In March of 2000, the Compensation Committee granted stock options that are exercisable at $42.7188 (the fair market value of the Common Stock on the date of grant). Fifty percent of these stock options may be exercised on or after March 1, 2001. The balance of these stock options may be exercised on or after March 1, 2002. These stock options have a term of five years and will expire on February 28, 2005. In March of 2000, the Compensation Committee also granted restricted stock, with a performance feature described under the heading "Approval of Additional Shares for the Incentive Compensation Plan -- Summary of 1997 Incentive Compensation Plan." The performance period for this restricted stock will end on December 31, 2001.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

Based on the factors described above, in 2000 Mr. Chabraja received a base salary of $950,000 for his services as Chairman and Chief Executive Officer of the Company. In 2000 Mr. Chabraja earned a bonus of $1,750,000 based on his individual performance and the Company exceeding its financial and operating goals. The Subcommittee determined that Mr. Chabraja's 2000 base salary and bonus were appropriate in relation to the market data and the base salaries of other chief executive officers within Standard & Poor's Aerospace/Defense Industry and Fortune 500 companies of similar size.

TAX LIMITATIONS ON THE DEDUCTIBILITY OF EXECUTIVE COMPENSATION

The Internal Revenue Code of 1986, as amended, (the "Code") imposes a $1,000,000 limitation on the amount that a publicly-traded corporation may deduct for compensation paid to each of the Named Executive Officers; provided, however, "performance-based compensation" is excluded from the $1,000,000 limitation. The Incentive Compensation Plan incorporates the applicable requirements for "performance-based compensation" with respect to certain types of awards.

OTHER GOVERNMENT LIMITATIONS

The Company's compensation program is designed to increase shareholder value, but the Company must do so in a cost-effective manner for its U.S. government customers. Federal law imposes a cap on the executive compensation costs that may be charged to certain U.S. government contracts. With respect to the Company's U.S. government contracts that are covered by the cost cap, the Company only charges compensation that is in compliance with the cap.

The following performance graph compares the cumulative total shareholder return, assuming reinvestment of dividends, on the Common Stock with the cumulative total return, assuming reinvestment of dividends, of the Standard & Poor's Aerospace/Defense Index and the Standard & Poor's 500 Composite Stock Price Index (both of which include the Company) for the period indicated.

                        FIVE-YEAR HISTORICAL PERFORMANCE

[PERFORMANCE GRAPH]

                                                                                                          S&P AEROSPACE/DEFENSE
                                                    GENERAL DYNAMICS                 S&P 500                      INDEX
                                                    ----------------                 -------              ---------------------
Dec-95                                                  $100.00                     $100.00                     $100.00
Dec-96                                                   122.65                      122.96                      133.76
Dec-97                                                   153.56                      163.98                      137.61
Dec-98                                                   212.66                      210.85                      105.49
Dec-99                                                   193.05                      255.21                      102.77
Dec-00                                                   290.43                      231.98                      162.02

This report is submitted by the Compensation Committee.

                                            Mr. Trost, Chairman
                                             Mr. J. Crown
                                             Mr. Goodman
March 7, 2001                                Mr. Joulwan

                             EXECUTIVE COMPENSATION

PRINCIPAL EXECUTIVE OFFICERS OF THE COMPANY


[PHOTO OF NICHOLAS D. CHABRAJA]  [PHOTO OF W. WILLIAM BOISTURE,    [PHOTO OF GORDON R. ENGLAND]
                                              JR.]
     NICHOLAS D. CHABRAJA           W. WILLIAM BOISTURE, JR.             GORDON R. ENGLAND
      Chairman and Chief          Executive Vice President and       Executive Vice President
       Executive Officer             President of Gulfstream       Group Executive, Information
                                                                      Systems and Technology

                          2000 COMPENSATION HIGHLIGHTS

[COMPENSATION BAR CHART]

                                                                                        RESTRICTED STOCK         STOCK OPTION
                                               SALARY                 BONUS               AWARD VALUE        POTENTIAL VALUE (a)
                                               ------                 -----             ----------------     -------------------
N. D. Chabraja                                 11.60%                  21.40%                20.90%                 46.10%
W.W. Boisture, Jr.(b)                          39.40                   44.30                  0.00                  16.30
G. R. England                                  19.90                   20.80                 18.30                  41.00
M. J. Mancuso                                  19.50                   21.90                 18.30                  40.30
D. A. Savner                                   21.20                   23.30                 17.30                  38.20

N. D. Chabraja                            $  950,000              $1,750,000            $1,708,752             $3,776,773
W.W. Boisture, Jr.(b)                        400,000                 450,000                     0                165,234
G. R. England                                440,000                 460,000               405,829                908,786
M. J. Mancuso                                400,000                 450,000               375,925                826,169
D. A. Savner                                 340,000                 375,000               277,672                613,726


 [PHOTO OF MICHAEL J. MANCUSO]   [PHOTO OF DAVID A. SAVNER, JR.]
      MICHAEL J. MANCUSO                 DAVID A. SAVNER
     Senior Vice President          Senior Vice President and
  and Chief Financial Officer      General Counsel, Secretary

SUMMARY COMPENSATION

The following table sets forth a summary of the aggregate compensation paid by the Company to each of the Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries for 2000, 1999, and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                                           AWARDS
                                                                               -------------------------------
                                                                               RESTRICTED       SECURITIES          ALL OTHER
         NAME AND                                             OTHER ANNUAL       STOCK      UNDERLYING OPTIONS     COMPENSATION
    PRINCIPAL POSITION       YEAR    SALARY    BONUS (a)    COMPENSATION (b)   AWARDS (c)          (d)                 (e)
---------------------------------------------------------------------------------------------------------------------------------
NICHOLAS D. CHABRAJA         2000   $950,000   $1,750,000       $283,775       $2,062,386        320,000             $65,422
Chairman of the Board and    1999    837,000    1,550,000        324,163        2,889,708        120,000              58,899
Chief Executive Officer      1998    800,000    1,300,000        225,351        2,453,733        166,000              55,253
W. WILLIAM BOISTURE, JR.
  (f)                        2000   $400,000   $  450,000       $     55       $        0         14,000             $ 9,013
Executive Vice President     1999    166,669      325,000              0          943,200         51,800               3,504
and President of Gulfstream  1998          0            0              0                0              0                   0
GORDON R. ENGLAND (g)        2000   $440,000   $  460,000       $ 17,076       $  498,055         77,000             $33,580
Executive Vice President     1999    400,000      460,000         12,149          667,119         32,000              30,916
                             1998    375,000      425,000         34,163          518,626         42,000              29,567
MICHAEL J. MANCUSO           2000   $400,000   $  450,000       $ 13,324       $  445,095         70,000             $28,087
Senior Vice President and    1999    350,000      400,000         13,967          681,760         29,000              25,054
Chief Financial Officer      1998    325,000      350,000         14,518          497,174         35,000              24,208
DAVID A. SAVNER              2000   $340,000   $  375,000       $100,863       $  312,409         52,000             $24,064
Senior Vice President and    1999    300,000      340,000        245,591          371,897         23,000              21,971
General Counsel, Secretary   1998    300,000      250,000         34,216          270,750         25,000              16,076

--------------------------------------------------------------------------------
(a) Bonus payments are reported with respect to the fiscal year for which the related services were rendered, although the actual awards were made in the succeeding year.
(b) "Other Annual Compensation" includes the following items: (i) non-cash items provided to management, including club memberships; executive dining; financial planning services; special travel, accident, and supplementary life insurance; and the use of aircraft and automobiles owned or leased by the Company ("Perquisites"); and (ii) amounts reimbursed for payment of taxes. The amounts shown include: (A) Perquisites for Mr. Chabraja: for 2000 of $199,605, of which $152,690 relates to personal travel; for 1999 of $255,638, of which $129,600 relates to personal travel and $87,800 relates to club memberships; for 1998 of $166,208, of which $104,577 relates to personal travel; (B) Perquisites for Mr. Savner for 2000 of $88,335, of which $45,849 relates to club memberships; for 1999 of $108,854, of which $57,500 relates to relocation.
(c) Reflects awards, as well as performance-based increases to certain prior awards, of restricted stock awarded pursuant to a performance formula (these shares are referred to herein as "Performance Restricted Stock") during the period presented pursuant to the 1997 Incentive Compensation Plan. The dollar value of such awards is calculated by multiplying the price of the Company's unrestricted Common Stock, calculated as the average between the highest and lowest quoted selling prices, on the date of grant by the number of shares of Performance Restricted Stock awarded. As of December 31, 2000, Mr. Chabraja held a total of 178,779 shares of Performance Restricted Stock with an aggregate market value of $13,944,762; Mr. Boisture held a total of 14,400 shares of Performance Restricted Stock with an aggregate market value of $1,123,200; Mr. England held a total of 40,001 shares of Performance Restricted Stock with an aggregate market value of $3,120,078; Mr. Mancuso held a total of 38,681 shares of Performance Restricted Stock with an aggregate market value of $3,017,118; and Mr. Savner held a total of 19,487 shares of Performance Restricted Stock with an aggregate market value of $1,519,986. Holders of the awards are entitled to vote the shares awarded and to receive dividend equivalents on the shares from the date of grant. The number of shares of Performance Restricted Stock awarded on March 1, 2000, remains subject to adjustment for an increase or decrease in the price of the

    Common Stock over the performance period ending December 31, 2001, and an additional restriction period ending December 31, 2003.
(d) The number reflects shares of Common Stock underlying options granted and gives effect to an adjustment made to all outstanding options in connection with the Company's two-for-one stock split in April 1998.
(e) "All Other Compensation" reflects (i) amounts contributed by the Company under its Savings and Stock Investment Plan and allocations to the Supplemental Savings and Stock Investment Plan, and (ii) payments by the Company for term life insurance. For 2000, 1999, and 1998, (A) the amounts contributed to the Savings and Stock Investment Plan and allocations to the Supplemental Savings and Stock Investment Plan were as follows: Mr.
    Chabraja -- $56,435, $50,704, $49,258; Mr. Boisture -- $ 6,692, $318, $0;
    Mr. England -- $26,846, $24,655, $30,219; Mr. Mancuso -- $24,308, $21,654,
    $20,877; and Mr. Savner -- $20,846, $19,001, $14,254; and (B) payments for term life insurance were as follows: Mr. Chabraja -- $8,987; $8,195, $5,995; Mr. Boisture -- $2,321, $3,186, $0; Mr. England -- $6,734, $6,261, $5,565;
    Mr. Mancuso -- $3,779, $3,403, $3,331; and Mr. Savner -- $3,218, $2,970,
    $1,822.
(f) Mr. Boisture became an employee of the Company effective with the closing of the acquisition of Gulfstream Aerospace Corporation on July 30, 1999. The 1999 grant of stock options and performance restricted stock made to Mr. Boisture was intended to represent a two year grant for 1999 and 2000. In 2000, the Company increased the ratio of stock options to performance restricted stock as part of its grant practices and Mr. Boisture was awarded an additional grant of stock options.
(g) Mr. England will retire from the Company effective April 30, 2001.

STOCK AWARDS -- THE INCENTIVE COMPENSATION PLAN

Stock option and restricted stock grants for the Named Executive Officers are governed by the General Dynamics Corporation 1997 Incentive Compensation Plan, as amended. For more information on this plan, see "Approval of Additional Shares for the Incentive Compensation Plan."

The following table sets forth the number of shares of Common Stock underlying stock options granted during 2000 to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF STOCK
                                                                                    PRICE APPRECIATION FOR
                                              INDIVIDUAL GRANTS                           OPTION TERM
                            -----------------------------------------------------   -----------------------
                             NUMBER OF     % OF TOTAL
                            SECURITIES      OPTIONS
                            UNDERLYING      GRANTED
                              OPTIONS     EMPLOYEES IN   EXERCISE OR   EXPIRATION
           NAME             GRANTED (A)   FISCAL YEAR    BASE PRICE       DATE          5%          10%
-----------------------------------------------------------------------------------------------------------
Nicholas D. Chabraja          320,000        10.8%         $42.72       02/28/05    $3,776,773   $8,345,681
W. William Boisture, Jr.       14,000         0.5%          42.72       02/28/05       165,234      365,124
Gordon R. England              77,000         2.6%          42.72       02/28/05       908,786    2,008,180
Michael J. Mancuso             70,000         2.4%          42.72       02/28/05       826,169    1,825,618
David A. Savner                52,000         1.8%          42.72       02/28/05       613,726    1,356,173
-----------------------------------------------------------------------------------------------------------

(a) Options granted are exercisable 50 percent on the first anniversary of the grant date and the remaining 50 percent on the second anniversary of the grant date.

The following table sets forth information with respect to option exercises during 2000 and options held at the end of 2000 by the Named Executive Officers:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                         NUMBER OF                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                          SHARES                      UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                         ACQUIRED                   OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END
                            ON          VALUE       ---------------------------   ---------------------------
         NAME            EXERCISE    REALIZED (a)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------
Nicholas D. Chabraja...   135,000     $5,357,009      361,000        380,000      $12,974,138    $12,428,106
W. William Boisture,
  Jr...................   495,471     15,810,448       12,950         52,850(b)       161,875        979,562
Gordon R. England......     5,992        120,964      102,008         93,000        3,728,167      3,020,152
Michael J. Mancuso.....    31,000      1,295,217       88,500(c)      84,500        3,354,431      2,744,730
David A. Savner........         0              0       36,500         63,500        1,040,015      2,052,762
-------------------------------------------------------------------------------------------------------------

(a) The value realized is computed by multiplying the difference between the exercise price of the stock option and the average between the highest and lowest quoted selling prices of the Common Stock on the date of exercise by the number of shares of Common Stock with respect to which the option was exercised.
(b) Includes 25,900 options issued on August 4, 1999, having a term of six years.
(c) Includes 10,000 options issued on September 20, 1993, having a term of ten years.

RETIREMENT PLANS

DO THE NAMED EXECUTIVE OFFICERS PARTICIPATE IN A PENSION PLAN? Yes. Each of the Named Executive Officers (other than Mr. Boisture) participates in a defined benefit pension plan (referred to herein as the "Corporate Retirement Plan") for officers and other eligible salaried employees of the Company and certain of its subsidiaries. Mr. Boisture participates in a defined benefit pension plan for certain eligible Gulfstream employees (the "Gulfstream Retirement Plan").

IS THERE A SUPPLEMENTAL PLAN TO ACCOUNT FOR TAX CODE LIMITS ON THE PENSION PLANS? Yes, but only for the Corporate Retirement Plan. The amount of benefits which may be paid under the Corporate and Gulfstream Retirement Plans is limited by the Code. To the extent any benefits accrued under the Corporate Retirement Plan exceed those limitations, the excess is paid under a separate, non tax-qualified plan (the "Supplemental Executive Retirement Plan"). Benefits under the Supplemental Executive Retirement Plan are considered general unsecured obligations of the Company.

The table below sets forth projected annual benefits payable at age 65 under the Corporate Retirement Plan, based upon earnings and years of plan participation. It has been assumed that each individual will continue as a plan participant until normal retirement date or the actual date of retirement and that annual remuneration will remain constant over this period. In addition, it has been assumed that each individual will elect to receive the benefit in the form of a single life annuity. The table includes aggregate benefits payable under the Corporate Retirement Plan and the Supplemental Executive Retirement Plan.

                        CORPORATE RETIREMENT PLAN TABLE

              YEARS OF PLAN MEMBERSHIP
-----------------------------------------------------
       ANNUAL
    REMUNERATION        5 YEARS   10 YEARS   15 YEARS
-----------------------------------------------------
     $  700,000          46,667    93,333    140,000
        800,000          53,333   106,667    160,000
        900,000          60,000   120,000    180,000
      1,000,000          66,667   133,333    200,000
      1,500,000         100,000   200,000    300,000
      2,000,000         133,333   266,667    400,000
      2,500,000         166,666   333,333    500,000
      3,250,000         216,667   433,333    650,000
-----------------------------------------------------

As of January 1, 2001, the Named Executive Officers (other than Mr. Boisture) were credited with the following years of plan participation under the Corporate Retirement Plan and Supplemental Executive Retirement Plan: Mr. Chabraja, 8 years; Mr. England, 4 years; Mr. Mancuso, 7 years; and Mr. Savner, 3 years.

HOW IS THE CORPORATE RETIREMENT PLAN BENEFIT DETERMINED? For the Named Executive Officers (other than Mr. Boisture), the plan provides a benefit based on final average monthly pay. Final average monthly pay takes into account salary and annual bonus, but does not include equity grants under the Incentive Compensation Plan. See the "Summary Compensation Table" under the caption "Executive Compensation -- Summary Compensation" above for the salary and bonus amounts earned by the Named Executive Officers for 2000. The benefits under the Corporate Retirement Plan are not subject to any reduction for social security or other offset amounts. The table above does not reflect a $94 per month supplement (plus an additional $94 per month for an eligible spouse) available at age 65 for certain eligible employees.

WHAT IS MR. BOISTURE'S PENSION BENEFIT? Benefits under the Gulfstream Retirement Plan are determined by a career average formula. Under the career average formula, a participant accrues a monthly pension benefit equal to one-twelfth of 2.65 percent of the participant's base pay for each plan year that does not exceed a certain annual level (referred to as the "integration level"), plus three percent of the participant's base pay for each plan year that does exceed the annual integration level. Plan benefits are not subject to reduction for social security or other offset amounts. Mr. Boisture's age 65 annual retirement benefit is estimated to be $73,124, assuming that he continues to work for the Company until age 65, and that his annual remuneration and the current integration level remain constant over this period. This retirement benefit is subject to an automatic cost-of-living adjustment each April 1 after retirement. The cost-of-living adjustment is related to the change in the Consumer Price Index for Urban Consumers for the calendar year immediately preceding each April 1, up to a maximum of three percent.

WHAT SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENTS DOES THE COMPANY HAVE WITH THE NAMED EXECUTIVE OFFICERS? The Company has entered into retirement benefit agreements with each of the Named Executive Officers (other than Mr. Boisture) to provide supplemental retirement benefits in excess of benefits earned under the Corporate Retirement Plan and the Supplemental Executive Retirement Plan. The Company's obligations under these agreements are subject to the same level of risk as all other general unsecured obligations of the Company. The terms of these agreements are as follows:

MR. CHABRAJA. Mr. Chabraja's agreement, dated November 12, 1996, provides that, together with benefits payable from the Corporate Retirement Plan and the Supplemental Executive Retirement Plan, Mr. Chabraja will receive a total annual retirement benefit of $506,656 if he continues employment through December 31, 2002. This amount is reduced if he voluntarily leaves his employment early, but the agreement ensures a minimum combined benefit of $280,000 per year. Further, if Mr. Chabraja is terminated by the Company, other than for cause, the full $506,656 is payable annually. Payment of the supplemental retirement benefits may not start before January 1, 2003, and all such payments are subject to forfeiture in the event that Mr. Chabraja commits certain acts not in the best interests of the Company. Certain survivor benefits are payable to Mr. Chabraja's spouse if he should die prior to commencement of benefits.

MR. ENGLAND. Mr. England will retire on April 30, 2001. Pursuant to the Corporate Retirement Plan and the Supplemental Executive Retirement Plan, he is entitled to annual retirement benefits of $10,933 and $35,784, respectively. Mr. England also has a Retirement Benefit Agreement, dated February 14, 1997, with the Company, whereby he is entitled to an additional annual retirement benefit of $111,617. These retirement benefit amounts assume Mr. England elects to receive his benefit in the form of a single life annuity.

MR. MANCUSO. Mr. Mancuso's agreement, dated March 6, 1998, provides that Mr. Mancuso will receive upon retirement on or after October 1, 2003, an annual supplemental lifetime benefit of $100,000 in addition to his Corporate Retirement Plan and Supplemental Executive Retirement Plan benefits. If Mr. Mancuso retires earlier, the $100,000 supplemental benefit will be reduced by $20,000 for each year of early retirement. The full $100,000 annual benefit is payable to Mr. Mancuso before October 1, 2003, if he becomes disabled, his responsibilities are substantially downgraded, or his employment is terminated other than for cause. The supplemental retirement benefit will be reduced or eliminated if Mr. Mancuso commits certain acts not in the best interests of the Company. Certain survivor benefits are payable to Mr. Mancuso's spouse if he should die prior to commencement of benefits.

MR. SAVNER. Mr. Savner's agreement, dated March 4, 1998, provides him with a benefit equal to an additional five years of plan participation under the Corporate Retirement Plan and the Supplemental Executive Retirement Plan. This benefit is payable to Mr. Savner if he does not voluntarily terminate employment during his first six years of employment, or if his employment is terminated during the first six years because he becomes disabled, his responsibilities are substantially downgraded, or he is terminated by the Company without cause. This supplemental retirement benefit is subject to forfeiture in the event that Mr. Savner commits certain acts not in the best interests of the Company. Certain survivor benefits are payable to Mr. Savner's spouse if he should die prior to commencement of benefits.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

WHAT EMPLOYMENT AGREEMENTS OR TERMINATION ARRANGEMENTS DOES THE COMPANY HAVE WITH ANY OF THE NAMED EXECUTIVE OFFICERS? The Company has entered into agreements governing the employment and termination of employment of certain of its Named Executive Officers, described below.

MR. CHABRAJA. The Company has entered into an employment agreement with Mr. Chabraja dated November 12, 1996, which terminates on December 31, 2002. Under the agreement, Mr. Chabraja receives a minimum annual salary of $700,000 per year and is eligible for compensation incentives and annual incentive compensation awards. If Mr. Chabraja is terminated by the Company other than for cause before December 31, 2002, the Company will pay him the amounts he would have been entitled to for the full term of the agreement, based on his base compensation on the date of termination.

MR. SAVNER. The Company entered into an agreement with Mr. Savner dated March 10, 1998, which provides that if Mr. Savner is terminated by the Company without cause within his first three years of employment, the Company will pay him his salary and benefits through the balance of that three-year period. On April 6, 2001, Mr. Savner completed three years employment with the Company.

SEVERANCE PROTECTION AGREEMENTS. The Company has entered into Severance Protection Agreements with each of the Named Executive Officers, each other executive officer, and certain key employees. Subject to certain exceptions, the Severance Protection Agreements provide that an executive will be entitled to certain payments and benefits if his or her employment is terminated in connection with or within 24 months after a "change of control" (defined to include specified stock acquisition, merger, and disposition transactions). These benefits will generally include payment of all accrued compensation, a severance payment equal to a multiple (from 1.5 to 2.99) of the executive's annual salary and bonus, continuation in welfare benefit programs from 18 to 36 months, payout of certain retirement benefits, and vesting of stock awards. In the event any excise tax is imposed on an executive as a result of payments made under a Severance Protection Agreement, the Company will make a compensatory payment to the executive to cover the tax. For each of the Named Executive Officers, the multiple is 2.99 and welfare benefits will continue for 36 months. The Severance Protection Agreements will remain in effect until terminated by the Company's Board of Directors (provided that the Board will not be able to terminate the agreements for 24 months following a change of control). If an executive has an employment or termination agreement in addition to a Severance Protection Agreement, the executive will be able to elect which governs in the event of a change of control.

                        SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of March 8, 2001, with respect to the beneficial ownership of the Company's Common Stock by (i) each director and nominee for director of the Company, (ii) each of the Named Executive Officers, and (iii) all directors and executive officers of the Company as a group. The following table also shows Common Stock equivalents held by these individuals through Company-sponsored benefits programs. Except as otherwise indicated, persons listed below have the sole voting and investment power with respect to all shares held by them, except to the extent such power may be shared with a spouse.

                                            COMMON STOCK
                                         BENEFICIALLY OWNED                 COMMON STOCK
                                       AS OF MARCH 8, 2001(a)                EQUIVALENTS
                               ---------------------------------------      BENEFICIALLY        TOTAL COMMON STOCK
  NAME OF BENEFICIAL OWNER     SHARES OWNED(b)    PERCENTAGE OF CLASS         OWNED(c)           AND EQUIVALENTS
------------------------------------------------------------------------------------------------------------------
DIRECTORS
Julius W. Becton, Jr.........          2,019                   *                9,618                   11,637
Nicholas D. Chabraja.........      1,014,105                   *                    0                1,014,105
James S. Crown (d)...........      7,923,461                 4.0%               1,075                7,924,536
Lester Crown (e).............      4,420,362                 2.2%                   0                4,420,362
Charles H. Goodman (f).......     16,694,534                 8.3%               5,027               16,699,561
George A. Joulwan............          2,805                   *                2,569                    5,374
Paul G. Kaminski.............         16,305                   *                1,894                   18,199
James R. Mellor..............        228,350                   *                    0                  228,350
Carl E. Mundy, Jr............          2,465                   *                3,341                    5,806
Carlisle A. H. Trost.........          3,493                   *                6,662                   10,155

NAMED EXECUTIVE OFFICERS
W. William Boisture, Jr......         40,532                   *                    0                   40,532
Gordon R. England............        227,585                   *                    0                  227,585
Michael J. Mancuso...........        219,985                   *                    0                  219,985
David A. Savner..............        101,126                   *                    0                  101,126

DIRECTORS AND EXECUTIVE
  OFFICERS AS A GROUP (38
  individuals) (g)...........     19,865,955                 9.9%              30,186               19,896,141
------------------------------------------------------------------------------------------------------------------

  * Less than one percent
(a) Includes shares as of December 31, 2000, in the Savings and Stock Investment Plan of the Company voted by the directors or other executive officers and also includes shares of Common Stock subject to resale restrictions, for which restrictions have not expired.
(b) Includes shares subject to options that are either currently exercisable or exercisable within 60 days of the Record Date as follows: (i) Mr.
    Chabraja - 581,000 shares; Mr. Boisture - 19,950 shares; Mr. England - 156,508 shares; Mr. Mancuso - 138,000 shares; Mr. Savner - 74,000 shares;
    (ii) directors of the Company - 8,190 shares; and (iii) other executive officers of the Company - 1,211,708 shares.
(c) Reflects phantom stock units held by the directors indicated, which phantom stock was received by the directors upon termination of the former retirement plan for directors, which was terminated on December 1, 1999.
(d) Based solely on information provided on behalf of Mr. James Crown. Of the aggregate 16,694,534 shares of Common Stock held by the Crown and Goodman families, Mr. James Crown is deemed to be the beneficial owner of 7,923,461 shares. Mr. James Crown has shared investment and voting power with respect to such 7,923,461 shares. Of the 7,923,461 shares of Common Stock deemed to be beneficially owned by Mr. James Crown, he disclaims beneficial ownership as to 7,918,274 shares, except to the extent of his beneficial interest in the entities that own these shares.
(e) Based solely on information provided on behalf of Mr. Lester Crown. Of the aggregate 16,694,534 shares of Common Stock held by the Crown and Goodman families, Mr. Lester Crown is deemed to be the beneficial owner of 4,420,362 shares. Mr. Lester Crown has shared investment and voting power with respect to such 4,420,362 shares. Of the 4,420,362 shares of Common Stock deemed to be beneficially owned by Mr. Lester Crown, he disclaims beneficial ownership as to 3,967,931 shares except to the extent of his beneficial interest in the entities that own these shares. Mr. Lester Crown also has sole investment and voting power over 3,799 shares held in the Company savings plan (which are not included in the aggregate for the Crown and Goodman families).
(f) Based solely on information provided on behalf of Mr. Goodman. Of the aggregate 16,694,534 shares of Common Stock held by the Crown and Goodman families, Mr. Goodman is deemed to be the beneficial owner of all of the aggregate 16,694,534 shares. Mr. Goodman is president of a registered investment advisor which provides investment advisory services to the Crown and Goodman families and, as a result, has shared investment and voting power with respect to all of these shares. Of the 16,694,534 shares of Common Stock deemed to be beneficially owned by Mr. Goodman, he disclaims beneficial ownership as to 16,684,139 shares, except to the extent of his beneficial interest in the entities that own such shares.
(g) The shares shown as beneficially owned by Messrs. Lester Crown, James Crown, and Goodman have been consolidated for purposes of this total in order to eliminate duplications.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of December 31, 2000, with respect to the number of shares of Common Stock owned by each person known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock.

                                                                         COMMON STOCK
                                                                      BENEFICIALLY OWNED
                                                                   AS OF DECEMBER 31, 2000
                                                              ----------------------------------
                  NAME OF BENEFICIAL OWNER                    SHARES OWNED   PERCENTAGE OF CLASS
------------------------------------------------------------------------------------------------
FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson (a)
  82 Devonshire Street
  Boston, Massachusetts 02109...............................   19,897,521            10%
Longview Management Group LLC (b)
  c/o Gerald Ratner, as Attorney and
  Agent, 222 North LaSalle Street
  Chicago, Illinois 60601...................................   16,694,024           8.3%
The Northern Trust Company (c)
  50 S. LaSalle Street
  Chicago, Illinois 60675...................................   14,963,736           7.5%
------------------------------------------------------------------------------------------------

(a) Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2001, by FMR Corp. ("FMR"), Edward C. Johnson 3d (Chairman and owner of 12.0% of the voting power of FMR), and Abigail P. Johnson (a director and owner of 24.5% of the voting power of FMR). Members of the Johnson family collectively control approximately 49% of the voting power of FMR. Based on the Schedule 13G/A, FMR, through its control of Fidelity Management Trust Company, has sole dispositive power over 19,897,521 shares of Common Stock and sole voting power as to 2,617,321 shares of Common Stock. Fidelity Management & Research Company, a wholly owned subsidiary of FMR, is the beneficial owner of 17,048,100 shares, or 8.6%, of the Common Stock as a result of acting as investment advisor to various investment companies, with Mr. Johnson and FMR each having the sole power to dispose of such shares, but no voting power as to such shares.
(b) Based solely on information provided on behalf of Mr. Lester Crown, Mr. James Crown, and Mr. Goodman. Longview Management Group, LLC ("Longview"), is an investment advisor which manages the Common Stock held by a number of persons, including Mr. Lester Crown, his son, Mr. James Crown, and Mr. Goodman, members of their families, relatives, certain family partnerships, trusts associated with the Crown and Goodman families, and other entities (the "Crown Group"). Longview has shared voting and investment power with respect to 16,694,024 shares. Mr. Goodman is president of Longview. Geoffrey
    F. Grossman, as sole trustee of The Edward Trust, is the sole equity owner of Longview and, accordingly, is the beneficial owner of all shares beneficially owned by Longview. Mr. Grossman disclaims beneficial ownership of all such shares. Mr. Grossman's address is 30 N. LaSalle Street, Suite 2900, Chicago, Illinois 60602. The Crown Group disclaims that they are a group for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, and disclaims that any one of them is the beneficial owner of shares owned by any other person or entity.
(c) The Northern Trust Company ("Northern Trust") is the trustee of the General Dynamics Corporation Savings and Stock Investment Plan and the General Dynamics Corporation Hourly Employees' Savings and Stock Investment Plan. Plan participants have the right to instruct Northern Trust on how to vote the shares of Common Stock allocated to their plan accounts. Northern Trust, as plan trustee, has the right to vote shares for which it does not receive voting instructions.

                       SELECTION OF INDEPENDENT AUDITORS

                                  (PROPOSAL 2)

The Board of Directors, on the recommendation of the Audit and Corporate Responsibility Committee, proposes that Arthur Andersen LLP be selected as the independent financial auditors to audit the books, records, and accounts of the Company for 2001. In making its recommendation, the Audit and Corporate Responsibility Committee reviews the scope of and estimated fees for the financial audit engagement and evaluates the auditors' independence and the compatibility of non-audit services with the auditors' independence.

Audit Fees. The aggregate fees for professional services rendered by Arthur Andersen LLP in connection with their audit of the Company's annual consolidated financial statements and reviews of the consolidated financial statements included in the Company's quarterly reports on Forms 10-Q for the 2000 fiscal year were approximately $4,200,000.

Financial Information System Design and Implementation Fees. There were no professional services rendered by Arthur Andersen in the 2000 fiscal year relating to financial information systems design and implementation.

All Other Fees. The aggregate fees for all other services rendered by Arthur Andersen LLP in the 2000 fiscal year, which included tax-related services and consulting, acquisitions and divestitures, employee benefit plan audits, and permitted internal audit outsourcing, were approximately $9,500,000.

Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE SELECTION OF ARTHUR ANDERSEN LLP.

                     APPROVAL OF ADDITIONAL SHARES FOR THE
                          INCENTIVE COMPENSATION PLAN

                                  (PROPOSAL 3)

On March 7, 2001, your Board of Directors adopted and recommended for submission to the shareholders for their approval a proposal to increase by 10,000,000 the number of shares of Common Stock reserved for issuance under the 1997 Incentive Compensation Plan, as amended (the "Incentive Compensation Plan"). The Board believes this increase is necessary to make shares available for future grants of options to officers and key employees.

With the issuance of 1,936,480 options on March 7, 2001, only 35,378 shares of Common Stock remain available for issuance under the Incentive Compensation Plan. Upon approval of the proposed increase, 10,035,378 shares will be available for issuance under the Incentive Compensation Plan.

SUMMARY OF 1997 INCENTIVE COMPENSATION PLAN

The following paragraphs summarize the principal features of the Incentive Compensation Plan. Information contained herein relating to the Incentive Compensation Plan is qualified in its entirety by reference to such plan. The Company will furnish, upon request and without charge, a copy of the full text of the Incentive Compensation Plan. Requests should be directed to David A. Savner, Secretary, General Dynamics Corporation, 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523.

The purpose of the Incentive Compensation Plan is to provide the Company with an effective means of attracting, retaining, and motivating officers and key employees and to provide them with incentives to enhance the growth and profitability of the Company.

The Incentive Compensation Plan is administered by the Compensation Committee, except that the Subcommittee administers the Incentive Compensation Plan as it relates to the Named Executive Officers. The Compensation Committee or the Subcommittee, as the case may be, determines the type and amount of award given to each eligible participant. Any officer or key employee of the Company and its subsidiaries is eligible for participation. Approximately 1,025 employees hold outstanding awards under the Incentive Compensation Plan.

Awards may be granted in cash, Common Stock, options to purchase Common Stock, restricted shares of Common Stock, or any combination of these. Terms and conditions thereof are at the discretion of the Compensation Committee (or Subcommittee).

Stock options may be granted as either incentive stock options, intended to qualify under Section 422 of the Code, or as options not qualified under Section 422 of the Code (referred to as "nonqualified stock options"). All options are issued with an exercise price at or above 100 percent of the fair market value of the Common Stock on the date of grant. As of March 7, 2001, the fair market value of the Company's Common Stock on the New York Stock Exchange was $70.995 per share.

A grant of restricted shares pursuant to the Incentive Compensation Plan is a transfer of shares of Common Stock, for such consideration and subject to such restrictions, if any, on transfer or other incidents of ownership, for such periods of time as the Compensation Committee (or Subcommittee) may determine. Until the end of the applicable period of restriction, the restricted shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. However, during the period of restriction, the recipient of restricted shares will be entitled to vote the restricted shares and to retain cash dividends paid thereon. Awards of restricted shares may be granted pursuant to a performance formula (described below) whereby the number of shares initially granted increases or decreases based on the increase or decrease in the price of the Common Stock over a performance period.

Performance Formula: At the end of each performance period, the fair market value of the Common Stock is compared to the fair market value per share on the grant date. That difference is multiplied by the number of shares of restricted stock to be earned at the end of each performance period and the resulting product is divided by the fair market value at the end of the performance period. The number of shares of Common Stock so determined is added to (in the case of a higher fair market value) or subtracted from (in the case of a lower fair market value) the number of shares of restricted stock to be earned at that time.

The Incentive Compensation Plan provides that the total number of shares of Common Stock which may be granted in any one year to any of the Named Executive Officers may not exceed (i) 500,000 shares with respect to which stock options may be granted, and (ii) 100,000 shares with respect to which awards of restricted stock may be granted. The stock options and restricted stock awards to the Named Executive Officers are subject to limitations designed to permit those awards to be exempt from the deduction limitation of 162(m) of the Code. The Subcommittee may equitably adjust awards previously granted to account for special distributions and for extraordinary corporate events that impact the Company or the Company's share price or share status. The Incentive Compensation Plan allows the Subcommittee to make equitable adjustments of stock option and restricted stock awards in the event of a change of control of the Company; however, the power to make such adjustments is limited to changes permitted under Section 162(m) of the Code.

The Board of Directors of the Company may amend the Incentive Compensation Plan, except that certain actions may be taken only if approved by the Company shareholders.

On March 7, 2001, the Compensation Committee and the Subcommittee made certain awards under the Incentive Compensation Plan. The March 7, 2001, awards are reflected below:

               2001 AWARDS UNDER THE INCENTIVE COMPENSATION PLAN

                                                STOCK OPTIONS
                                      ----------------------------------   PERFORMANCE RESTRICTED STOCK(a)
                                                          EXERCISE PRICE   --------------------------------
                NAME                  NUMBER OF OPTIONS     PER SHARE      NUMBER OF SHARES       AWARD
-----------------------------------------------------------------------------------------------------------
Nicholas D. Chabraja................        210,000          $70.995             26,200        $ 1,860,069
W. William Boisture, Jr.............         43,400           70.995              5,400            383,373
Gordon R. England (b)...............              0               --                  0                  0
Michael J. Mancuso..................         43,400           70.995              5,400            383,373
David A. Savner.....................         33,900           70.995              4,200            298,179
All executive officers..............        681,000           70.995             84,750          6,016,826
Employees who are not executive
  officers..........................      1,255,480           70.995            157,020         11,147,634
-----------------------------------------------------------------------------------------------------------

(a) Holders of the awards are entitled to vote the shares awarded and to receive dividend equivalents on the shares from the date of grant. The number of shares of Performance Restricted Stock awarded on March 7, 2001, remains subject to adjustment for an increase or decrease in the price of the Common Stock over the performance period ending December 31, 2002, and an additional restriction period ending December 31, 2004.
(b) Mr. England will retire from the Company effective April 30, 2001.

FEDERAL INCOME TAX CONSEQUENCES OF AWARDS

Incentive compensation awards in cash and Common Stock will be taxable as additional compensation to the recipient at the time of payment. Awards of restricted stock do not constitute taxable income until such time as restrictions lapse with regard to any installment, unless the employee elects to realize taxable ordinary income in the year of award in an amount equal to the fair market value of the restricted stock awarded at the time of the award, determined without regard to the restrictions. The Company will be entitled to a deduction when income is taxable to a participant. The amount of taxable income to the participant and corresponding deduction will be equal to the total amount of the cash and/or fair market value of the shares of Common Stock received. Any interest and/or dividend equivalents earned on awards will also be taxable as compensation to the participant and deductible by the Company at the time of payment.

An employee who is awarded an incentive stock option (intended to be qualified under Section 422 of the Code) does not recognize taxable income at the time of award or at the time of exercise of the option, but the excess of the fair market value of the shares acquired over the option price will be taxable income for purposes of the alternative minimum tax. If the employee makes no disposition of the shares acquired within a one-year period after the shares are transferred to him or her (and within two years after the option was granted), any gain or loss realized on the sale of the shares will be treated as long-term capital gain or loss. The Company is not entitled to any deduction in connection with the award or exercise of an incentive stock option or a disposition of the shares in the above circumstances. If the employee fails to hold the shares for the required length of time, the employee will be treated as having received compensation in the year of disposition in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over their option price, or (ii) the gain realized on the sale of the shares. The compensation recognized is taxable as ordinary income. The Company will be entitled to a tax deduction for the amount of the compensation. Excess gain over the amount treated as compensation is capital gain.

An employee who is awarded a stock option that is not intended to be an incentive stock option does not recognize taxable income at the time of award, but will recognize compensation income upon exercise of the option. The income recognized in this event is equal to the excess of the fair market value of the share upon the exercise date over the exercise price. Upon disposition of the purchased shares, the employee will recognize a capital gain or loss, equal to the difference in the sale price of the shares and the employee's tax basis in those shares. The tax basis is equal to the exercise price plus the compensation income recognized with respect to those shares. The Company is not entitled to a deduction upon grant of such stock options, but is entitled to a deduction upon the exercise of these options for the amount of compensation income recognized by the employee.

Incentive Compensation Plan awards of stock options and restricted stock are intended to qualify as deductible, performance-based compensation under Section 162(m) of the Code. Incentive Compensation Plan awards of cash and stock (unrestricted) are not designed to be deductible to the Company under Section 162(m). Section 162(m) only applies to the Named Executive Officers.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE INCREASE BY 10,000,000 SHARES IN THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE INCENTIVE COMPENSATION PLAN.

                              SHAREHOLDER PROPOSAL

                                  (PROPOSAL 4)

The Company has been advised by representatives of the Loretto Literary & Benevolent Institution, Loretto Motherhouse, Nerinx, Kentucky 40049, owners of 100 shares of Common Stock, that they intend to present to the Annual Meeting the following shareholder proposal. The Company is not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponents. The Company's reasons for opposing the proposal are also presented below.

PROPOSAL AND SUPPORTING STATEMENT

Resolved:That the Board of Directors develop ethical criteria for General Dynamics' foreign military transfers; that a report of the criteria (prepared at reasonable cost, omitting classified and proprietary information) be sent to all shareholders by December, 2001.

SUPPORTING STATEMENT

Our Company's 1998 Annual Report states that "General Dynamics Combat Systems is becoming the world's preferred supplier of land and amphibious combat system development, production, and support. Its product line includes a full spectrum of armored vehicles, light wheeled reconnaissance vehicles, suspensions, engines, transmissions, guns and ammunition handling systems, turret and turret drive systems, and reactive armor and ordnance" (p. 7).

Then, on pages 18 and 19, the Report describes Information System deliveries and services by subsidiaries Computing Devices Canada and Computing Devices Company, Ltd. (UK) to Canada, the UK, Sweden, Belgium, 15 NATO countries and 27 partner nations in Eastern and Central Europe and Asia. "The interaction with these nations provides an excellent base for expanding sales of other General Dynamics' products" (p. 19).

The Company's proxy response to this resolution last year could easily mislead a stockholder into thinking that an ethics committee of the Board of Directors was already in existence, to wit: "Insofar as this year's proposal is concerned, your Board is confident that all of your Company's military exports are contracted for and executed under the highest possible ethical standards, in keeping with long-standing Company policy. In fact, since May 1998, your Board has had in place a special committee whose primary task is to review your Company's international activities" (p. 27).

But in a meeting on August 14, 2000, CEO Nicholas Chabraja explained that this staff committee scrutinizes Company compliance with export rules and regulations and reports to the Board. There is no Company policy regarding ethical criteria for foreign arms transfers nor a committee of Directors that applies ethical standards to arms sales.

Despite the misleading proxy statement, this shareholder resolution gained twelve percent (12%) of last year's shareholder vote.

Ethical criteria could establish:

     1. Procedures to negotiate direct sales to foreign governments, firms, and individuals (including offset, licensing, and other non-monetary elements) as well as sales through the U.S. government.

     2. Procedures to take if an employee of General Dynamics has reason to believe Company products may be used by rogue governments, terrorists, drug dealers, or human rights violators or could easily fall into the hands of such.

Our Company's products and markets must enhance peace and deter war. This is the ethical standard for arms transfers. Otherwise our soldiers may again face adversaries supplied by U.S. markets as happened in Somalia, Iraq, and Panama. Even worse, shareholders risk bearing responsibility for global chaos and rising despotism. General Dynamics is a player in this global scene. A report of our Company's ethical commitment will assist us in making further investments and advising Congress on strategic arms trade and transfer decisions.

We urge General Dynamics shareholders to vote YES for development of ethical criteria.

STATEMENT BY THE BOARD OF DIRECTORS AGAINST THE SHAREHOLDER PROPOSAL

The sponsors of this proposal are members of a group of organizations that have submitted to your Company's shareholders 15 proposals over the last 21 years. Only one of these proposals ever exceeded ten percent of the vote. Some proposals have asked your Company to withdraw bids from, or refrain from bidding on, advanced weapons programs. Some have sought extensive reports on retraining workers and converting Company facilities from their current operations to production of non-military products. Others have asked for reports on military exports and offset arrangements associated with such exports, and have asserted that such exports do not create jobs in the United States, a proposition with which your Board strongly disagrees.

This year, and last year, the proponents are asking your Board to develop "ethical criteria" regarding the Company's foreign military transfers. Your management met with the proponents during the past year to assure them that a standing committee of your Board reviewed the Company's international activities to ensure they were conducted in keeping with the highest business standards, and were consistent with all domestic and foreign laws and the foreign policies of the United States. In our view, these are the appropriate ethical criteria for your Board and management to apply to the Company's international activities. We take great exception to the proponents' uncalled-for assertion that last year's proxy in any way misled shareholders on this issue.

Your Board has long and publicly held that setting criteria regarding precisely to whom and under what kinds of controls U.S. defense contractors make foreign military sales should be the sole province of the government officials entrusted with that responsibility by the American people. If the proponents believe that U.S. government policy in this area is in error, your Board believes they should address that issue with the appropriate authorities.

If, on the other hand, the proponents believe that defense contractors should develop such criteria independently, we strongly disagree. Such a concept is fundamentally flawed. Major military systems such as aircraft, combat vehicles, and naval ships integrate products from numerous suppliers. To the extent that any supplier adopted criteria in conflict with those of the U.S. government, either voluntarily or under duress as a result of an organized effort by special interest groups, it is likely your Company's largest customer, the U.S. government, would view that supplier as less than reliable, to the detriment of that supplier's owners. Further, should a number of the suppliers involved in a major weapons system each adopt such criteria independently, special interest groups would need to coerce only one into withholding its goods to effectively veto a military transfer which the U.S. government believed was in the nation's best interests. In the past, the proponents have objected strenuously to any suggestion that their ultimate objective was limiting the availability of military systems to the U.S. and its friends and allies, in effect initiating de facto disarmament regardless of the best interests of the governments involved. Nevertheless, whatever the proponents' actual intentions, implementing this proposal among U.S. defense contractors could well have such a result.

Finally, it is hard to see how the report asked for by the proponents could assist them in making further investments or in advising Congress on strategic arms trade and transfer decisions. In the latter case, it has been clear for years that the proponents have strongly held views on the subject of arms trade and transfer which they readily share with any interested party. In the former case, the proof of stock ownership the proponents presented when they submitted this proposal to your Company consisted of a single stock certificate of 100 shares issued in 1980. Their stock ownership appears to be more a mechanism designed to permit them to utilize your Company's annual meeting and its proxy process to broadcast a political message at little expense to themselves than to be a serious investment designed to financially benefit the women of the Sisters of Loretto.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

                               OTHER INFORMATION

ADDITIONAL SHAREHOLDER MATTERS

The Company received a letter from an individual which indicated that he owned 100 shares and that proposals will be submitted for a vote from the floor at the Annual Meeting requesting separate reports on (a) directors' pay, relationships, years of service on the Board of Directors, and ownership of Company shares, (b) arguments regarding a former Company Chief Executive Officer serving on the Board and regarding the composition of the nominating committee, and (c) the percentage of Common Stock owned by Company employees. The Company was not required to include these proposals in this Proxy Statement under the rules and regulations of the Securities and Exchange Commission. It is the Company's position that the information requested in clauses (a) and (c) is contained in this Proxy Statement to the extent required by applicable rules of the Securities and Exchange Commission. With respect to the reports requested in clause (b), the Company believes that they would be argumentative. If any of the foregoing proposals is properly presented at the Annual Meeting, the Company intends to utilize its discretionary authority conferred by the Proxies submitted pursuant to this solicitation to vote against the proposals.

If any other matters properly come before the Annual Meeting, the Proxies grant the proxy holders discretionary authority to vote on such matters, except to the extent such discretion may be limited under Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires the Company's officers and directors, and persons who are beneficial owners of more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission and the New York Stock Exchange, Inc., and to furnish the Company with copies of these forms. To the Company's knowledge, based solely on its review of the copies of Forms 3, 4, and 5 submitted to the Company, the Company believes that all the officers, directors, and persons who hold more than ten percent of the Common Stock of the Company complied with all filing requirements imposed by Section 16(a) of the Exchange Act during 2000.

SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING OF SHAREHOLDERS

If you intend to present a proposal at the Company's 2002 annual meeting of shareholders, you must provide us with the proposal no later than December 1, 2001, in order for it to be considered for inclusion in the proxy materials for the 2002 annual meeting.

Shareholders intending to present a proposal at the 2002 annual meeting of shareholders, but not to include the proposal in our proxy statement, including any proposal for the nomination of candidates for election as directors, must comply with the requirements set forth in the Company's By-Laws which require that a shareholder submit a written notice. Any such notice must be received at the Company's principal executive offices not less than 90 days and no more than 120 days prior to the anniversary of the preceding year's annual meeting; provided, however, that, in the event that the annual meeting is more than 30 days before or more than 70 days after such anniversary date or prior to public disclosure of the date of the meeting, notice of the nomination must be received no more than 120 days and not less than 90 days prior to the annual meeting and not less than the later of 90 days prior to such annual meeting or 10 days after notice or public disclosure of the meeting date. It is currently expected that the 2002 annual meeting of shareholders will be held on May 1, 2002. Therefore, the deadline for timely submission of a director nominee or a proposal by a shareholder for consideration at the annual meeting is currently expected to be between the dates of January 2, 2002, and February 1, 2002, inclusive.

ANNUAL REPORT ON FORM 10-K

The Company will furnish, without charge to any shareholder, a copy of its Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission. A copy of this report may be obtained upon written request to David A. Savner, Secretary, General Dynamics Corporation, 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Only one Annual Report and Proxy Statement are being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report and/or the Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. If you wish to receive a separate copy of the Annual Report and/or the Proxy Statement or notify the Company that you wish to receive a separate annual report and/or proxy statement in the future, please phone 703-876-3000 or write to David A. Savner, Secretary, General Dynamics Corporation, 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523

Falls Church, Virginia, March 30, 2001

                                   APPENDIX A

                  AUDIT AND CORPORATE RESPONSIBILITY COMMITTEE

                                    CHARTER

1. Status and Membership. The Committee shall consist of at least three Directors including a Chairperson. The Committee and its Chairperson shall be appointed by the Board of Directors ("Board") and shall include only "independent" directors as defined by the New York Stock Exchange's listing standards. Each member of the Committee shall be financially literate and at least one member of the Committee must have accounting or related financial management expertise as the foregoing qualifications are interpreted by the Board in its business judgment.

2. General Responsibilities. The Committee shall, through regular or special meetings with management, the Director of Internal Audit, and the Corporation's independent outside auditors ("outside auditor"), provide oversight on matters relating to accounting, financial reporting, internal control, auditing, and regulatory compliance activities and other matters as the Board or the Committee Chairperson deems appropriate.

3. Specific Areas of Responsibility:

     (a) The Committee shall recommend to the Board the appointment of the Corporation's outside auditor and shall review the activities and independence of the outside auditor. This includes communicating to the outside auditor that it is ultimately accountable to the Board and the Committee. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor, and to propose the outside auditor for selection by the shareholders at the Annual Meeting of Shareholders. The Committee shall: (1) ensure that the outside auditor provides annually to the Committee a formal written statement delineating all relationships between the outside auditor and the Corporation, (2) actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor, and (3) recommend that the Board take appropriate action in response to the outside auditor's report to satisfy itself of the outside auditor's independence;

     (b) The Committee shall review and approve the budget and staffing for the internal audit department;

     (c) Prior to the filing of SEC Form 10-K, the Committee, in addition to its assessment of the outside auditor's independence, shall review and discuss the audited financial statements with Management, and discuss with the outside auditors the matters required to be discussed by relevant auditing standards, including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the audited financial statements. The Committee shall report to the Board whether, based on such reviews and discussions, it recommends to the Board that the most recent year's audited financial statements be included in the Corporation's SEC Form 10-K to be filed with the Securities and Exchange Commission;

     (d) The Committee shall review the Corporation's quarterly earnings with management and the outside auditor prior to the public release of such earnings. This discussion will include the nature and extent of quarterly review procedures as well as matters impacting the quality of the Corporation's financial reports;

     (e) The Committee shall prepare, annually, a report to shareholders, as required by the Securities and Exchange Commission, to be included in the Corporation's proxy statement;

     (f) The Committee shall meet privately (without members of management present) and separately with each of the Director of Internal Audit and the outside auditor, at least annually;

     (g) The Committee shall monitor management's implementations of the policies, practices, and programs of the Corporation in the following areas:

        1. The General Dynamics Standards of Business Ethics and Conduct
           Program;

        2. Equal employment;

        3. Employee rights;

        4. Employee safety and health standards;

        5. Product and plant safety;

        6. Environmental matters; and

        7. Community relations and affairs; and

     (h) The Committee shall be responsible for any additional duties that may be assigned to it from time to time by the Board of Directors.

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE



        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES NAMED ON THE FACE OF THIS CARD AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS, FOR ITEMS 2 AND 3, AND AGAINST ITEM 4.


--------------------------------------------------------------------------------
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3.
--------------------------------------------------------------------------------

                 FOR      WITHHELD                              FOR    AGAINST   ABSTAIN
1. Election of   [  ]      [  ]       2. Selection of           [  ]    [  ]      [  ]
   Directors                             Arthur Andersen
   (See reverse)                         LLP as independent
                                         auditors for 2001.


For all nominees listed on reverse, except vote withheld for the following nominee(s):



-----------------------------------------------------------


                                                                THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                                                AGAINST ITEM 4.

                              FOR     AGAINST     ABSTAIN                                        FOR    AGAINST   ABSTAIN
3. Approve additional         [ ]      [  ]        [   ]        4. The Shareholder               [  ]    [  ]      [  ]
   shares for the Incentive                                        Proposal with regard to
   Compensation Plan.                                              foreign military transfers.







                                                                I WILL ATTEND THE MEETING AND           [    ]
                                                                 REQUEST AN ADMISSION CARD.





     SIGNATURE(S)_______________________________________________ DATE ________


  NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH
        SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR
        GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

                            /\ FOLD AND DETACH HERE /\









                                GENERAL DYNAMICS


Dear Shareholder,

General Dynamics Corporation encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or the telephone. This eliminates the need to return to the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1.      To vote over the internet:

        - Log on to the internet and go to the web site http://www.eproxyvote.com/gd

2.      To vote over the telephone:

        - On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week Toll 1-201-536-8073

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated, and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card

           YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

                                     PROXY




                          GENERAL DYNAMICS CORPORATION

              PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 2, 2001

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION.

        The undersigned hereby appoints NICHOLAS D. CHABRAJA, MICHAEL J. MANCUSO, and DAVID A. SAVNER, and each of them, as proxy or proxies, with the power of substitution, to vote all shares of Common Stock, par value $1.00 per share, of GENERAL DYNAMICS CORPORATION, a Delaware corporation, that the undersigned is entitled to vote at the 2001 Annual Meeting of Shareholders, and at any adjournment or postponement thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the meeting, all as more fully described in the Proxy Statement for said Annual Meeting.




Director Nominees:(01) J.W. Becton, Jr., (02) N.D. Chabraja, (03) J.S. Crown,
                  (04) L. Crown, (05) C.H. Goodman, (06) G.A. Joulwan,
                  (07) P.G. Kaminski, (08) J.R. Mellor, (09) C.E. Mundy, Jr.,
                  (10) C.A.H. Trost


                                                                | SEE REVERSE|
                                                                |    SIDE    |




                           /\ FOLD AND DETACH HERE /\














                                GENERAL DYNAMICS
                              DIRECT DEPOSIT NOTICE

General Dynamics Corporation and First Chicago Trust Company remind you of the opportunity to have your quarterly dividends electronically deposited into your checking or savings account. Direct Deposit's main benefit to you is knowing that your dividends are in your account on the payable date.




                        A TOLL-FREE TELEPHONE NUMBER FOR
                  SHAREHOLDERS OF GENERAL DYNAMICS CORPORATION

           Telephone inquiries regarding your stock should be made to First Chicago Trust Company's automated Toll-Free Telephone Response Center at:

                                 1-800-519-3111